Exhibit 10.10

SOLID BIOSCIENCES INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The non-employee directors of Solid Biosciences Inc. (the “Company”) shall receive the following compensation for their service as members of the Board of Directors of the Company (the “Board”).

Director Compensation

Our goal is to provide compensation for our non-employee directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. We also seek to align the interests of our directors and our stockholders, and we have chosen to do so by compensating our non-employee directors with a mix of cash and equity-based compensation.

Cash Compensation

The fees that will be paid to our non-employee directors for service on the Board, and for service on each committee of the Board on which the director is then a member, and the fees that will be paid to the chairperson of each committee of the Board will be as follows:

	Member Annual Fee	Chairperson Incremental Annual Fee
Board of Directors	$40,000	$35,000
Audit Committee	$7,500	$7,500
Clinical Committee	$7,500	$7,500
Compensation Committee	$5,000	$5,000
Nominating and Corporate Governance Committee	$4,000	$4,000

The foregoing fees will be payable in arrears in equal semi-annual installments not later than the 15th business day following the end of the second and fourth calendar quarters, provided that the amount of such payment will be prorated for any portion of such semi-annual period that the director is not serving on the Board, on such committee or in such position, and no fee shall be payable in respect of any period prior to the completion of our initial public offering.

Equity Compensation

Initial Stock Option Grants. Upon initial election to our Board, each non-employee director will be granted, automatically and without the need for any further action by the Board, an initial equity award of an option to purchase 68,800 shares of our common stock. The option shall have a term of ten years from the grant date and shall vest and become exercisable as to 1/3 of the shares underlying such option on each anniversary of the grant date until the third anniversary of the grant date, subject to the director’s continued service as a director through each applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company. The exercise price shall be the closing price of our common stock on the date of grant.

Exhibit 10.10

Annual Stock Option Grants. Each non-employee director who has served as a member of our Board for at least six months prior to the date of our annual meeting of stockholders for a particular year will be granted, automatically and without the need for any further action by the Board, an equity award on the date of such annual meeting of an option to purchase 34,400 shares of our common stock. The option shall have a term of ten years from the grant date and shall vest and become exercisable in full on the earlier to occur of the one-year anniversary of the grant date and immediately prior to our first annual meeting of stockholders occurring after the grant date, subject, in each case, to the director’s continued service as a director through the applicable vesting date. The vesting shall accelerate as to 100% of the shares upon a change in control of the Company. The exercise price shall be the closing price of our common stock on the date of grant.

The foregoing share amounts shall be adjusted in the event of certain changes in the capital structure or business of the Company, including any stock split, reverse stock split, stock dividend, combination or reclassification of shares, recapitalization, spin off or other similar change in the Company’s capitalization and any non-cash dividend or distribution to holders of common stock, in each case in accordance with the terms of our 2020 Equity Incentive Plan, or any successor plan.

The initial stock option awards and the annual stock option awards shall be subject to the terms and conditions of our Amended and Restated 2020 Equity Incentive Plan, as amended, or any successor plan, and the terms of the option agreements entered into with each director in connection with such awards.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in-person at Board and committee meetings.

Effective: June 16, 2020, as amended June 7, 2022, December 13, 2022 and June 11, 2024.